Exhibit 99.1

PCB Bancorp Reports Earnings of $3.4 million for Q2 2020
Los Angeles, California - July 23, 2020 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of Pacific City Bank (the “Bank”), today reported net income of $3.4 million, or $0.22 per diluted common share for the second quarter of 2020, compared with $3.6 million, or $0.23 per diluted common share, for the previous quarter and $6.6 million, or $0.40 per diluted common share, for the year-ago quarter.
Q2 2020 Financial Highlights
•Net income totaled $3.4 million or $0.22 per diluted common share;
◦The Company recorded a provision for loan losses of $3.9 million primarily due to an increase in the economic uncertainty due to the COVID-19 pandemic.
◦Allowance for loan losses to total loans held-for-investment ratio was 1.30% at June 30, 2020 compared with 1.15% at March 31, 2020 and 0.96% at June 30, 2019. Excluding SBA Paycheck Protection Program (“PPP”) loans, allowance for loan losses to total loans held-for-investment ratio was 1.43% at June 30, 2020.
◦Net interest margin was 3.22% for the second quarter of 2020 compared with 3.85% for the previous quarter and 4.17% for the year-ago quarter.
•Total assets were $2.02 billion at June 30, 2020, an increase of $220.8 million, or 12.3%, from $1.80 billion at March 31, 2020, an increase of $274.4 million, or 15.7%, from $1.75 billion at December 31, 2019, and an increase of $294.3 million, or 17.0%, from $1.73 billion at June 30, 2019;
•Loans held-for-investment, net of deferred costs (fees), were $1.55 billion at June 30, 2020, an increase of $102.6 million, or 7.1%, from $1.45 billion at March 31, 2020, an increase of $102.8 million, or 7.1%, from $1.45 billion at December 31, 2019, and an increase of $158.0 million, or 11.3%, from $1.40 billion at June 30, 2019;
◦PPP loans totaled $133.7 million at June 30, 2020.
◦Loans with modifications related to COVID-19 totaled $484.0 million at June 30, 2020.
•Total deposits were $1.65 billion at June 30, 2020, an increase of $169.5 million, or 11.5%, from $1.48 billion at March 31, 2020, an increase of $167.6 million, or 11.3%, from $1.48 billion at December 31, 2019, and an increase of $200.4 million, or 13.9%, from $1.45 billion at June 30, 2019; and
•The Company declared and paid a cash dividend of $0.10 per common share for the second quarter of 2020 compared with $0.10 per common share for the first quarter of 2020 and $0.06 per common share for the second quarter of 2019.
“We earned $3.4 million of net income in the second quarter despite building $3.9 million in loan loss provision related to the economic impact of COVID-19 pandemic,” commented Henry Kim, President and Chief Executive Officer. “During the quarter, we have maintained robust capital ratios and plenty of liquidity by the increase in our deposit balance by $169.5 million, or 11.5%, primarily due to the funding of PPP loans.”
“We continue to maintain procedures to promote the safety of our employees and customers. We remain steadfast in our commitment to assist the communities we serve by helping them through the difficult financial challenges from the ongoing COVID-19 crisis by keeping the dialogue open and extending 1,551 PPP loans totaling $133.7 million to our customers.”

Financial Highlights (Unaudited)

($ in thousands, except per share data)	Three Months Ended					Six Months Ended
	6/30/2020	3/31/2020	% Change	6/30/2019	% Change	6/30/2020	6/30/2019	% Change
Net income	$3,367	$3,572	(5.7)%	$6,601	(49.0)%	$6,939	$13,165	(47.3)%
Diluted earnings per common share	$0.22	$0.23	(4.3)%	$0.40	(45.0)%	$0.45	$0.81	(44.4)%

Net interest income	$15,363	$16,566	(7.3)%	$17,692	(13.2)%	$31,929	$34,845	(8.4)%
Provision for loan losses	3,855	2,896	33.1%	394	878.4%	6,751	309	2084.8%
Noninterest income	2,918	2,026	44.0%	3,054	(4.5)%	4,944	5,463	(9.5)%
Noninterest expense	9,696	10,567	(8.2)%	10,984	(11.7)%	20,263	21,273	(4.7)%

Return on average assets (1)	0.69%	0.81%		1.52%		0.75%	1.55%
Return on average shareholders’ equity (1), (2)	5.98%	6.35%		12.01%		6.17%	12.22%
Net interest margin (1)	3.22%	3.85%		4.17%		3.52%	4.19%
Efficiency ratio (3)	53.04%	56.84%		52.95%		54.95%	52.78%

($ in thousands, except per share data)	6/30/2020	3/31/2020	% Change	12/31/2019	% Change	6/30/2019	% Change
Total assets	$2,020,777	$1,799,937	12.3%	$1,746,328	15.7%	$1,726,486	17.0%
Net loans held-for-investment	1,533,341	1,434,364	6.9%	1,436,451	6.7%	1,382,229	10.9%
Total deposits	1,646,930	1,477,442	11.5%	1,479,307	11.3%	1,446,526	13.9%
Book value per common share (2), (4)	$14.78	$14.58	1.4%	$14.44	2.4%	$13.98	5.7%
Tier 1 leverage ratio (consolidated)	11.49%	12.57%		13.23%		12.74%
Total shareholders’ equity to total assets (2)	11.24%	12.45%		12.99%		12.94%

(1)Ratios are presented on an annualized basis.
(2)The Company did not have any intangible equity components for the presented periods.
(3)The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
(4)The ratios are calculated by dividing total shareholders’ equity by the number of outstanding common shares.
COVID-19 Pandemic
The ongoing COVID-19 pandemic, and governmental and societal responses thereto, have had a severe impact on recent global economic and market conditions, including significant disruption of, and volatility in, financial markets; global supply chain disruptions; and the institution of social distancing and shelter-in-place requirements that have resulted in temporary closures of many businesses, lost revenues, and increased unemployment throughout the U.S., but also specifically in California, where most of the Company’s operations and a large majority of its customers are located.
Since the beginning of the crisis, the Company has taken a number of steps to protect the safety of its employees and to support its customers. The Company has enabled its staff to work remotely and established safety measures within its bank premises and branches for both employees and customers.
In order to support its customers, the Company has been in close contact with its customers, assessing the level of impact on their businesses, and putting a process in place to evaluate each client’s specific situation and provide relief programs where appropriate. Since the launch of PPP, the Company has extended 1,551 PPP loans totaling $133.7 million as of June 30, 2020. The Company also provided modifications, including interest only payments or payment deferrals, to 467 loan customers for the aggregated carrying value of $484.0 million as of June 30, 2020 that are adversely affected by the COVID-19 pandemic.
The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) provided for relief on existing and new SBA loans disbursed prior to September 27, 2020 with the SBA paying six months of principal, interest, and any associated fees on these loans. As of June 30, 2020, the Company had 938 loans for the aggregated carrying value of $140.9 million that are qualified for this relief program.
In addition, the Company has been monitoring its liquidity and capital closely. As of June 30, 2020, the Company maintained $307.6 million, or 15.2% of total assets, of cash and cash equivalents and $425.3 million, or 21.0% of total assets, of available borrowing capacity. All regulatory capital ratios were also well above the regulatory well capitalized requirements as of June 30, 2020.
At this time, the Company cannot estimate the long term impact of the COVID-19 pandemic, but these conditions impacted and are expected to impact its business, results of operations, and financial condition negatively.

Result of Operations (Unaudited)
Net Interest Income and Net Interest Margin
The following table presents the components of net interest income for the periods indicated:

	Three Months Ended					Six Months Ended
($ in thousands)	6/30/2020	3/31/2020	% Change	6/30/2019	% Change	6/30/2020	6/30/2019	% Change
Interest income/expense on:
Loans	$18,273	$20,406	(10.5)%	$21,969	(16.8)%	$38,679	$42,903	(9.8)%
Investment securities	539	644	(16.3)%	1,062	(49.2)%	1,183	2,155	(45.1)%
Other interest-earning assets	161	610	(73.6)%	999	(83.9)%	771	1,924	(59.9)%
Total interest-earning assets	18,973	21,660	(12.4)%	24,030	(21.0)%	40,633	46,982	(13.5)%
Interest-bearing deposits	3,409	4,992	(31.7)%	6,200	(45.0)%	8,401	11,865	(29.2)%
Borrowings	201	102	97.1%	138	45.7%	303	272	11.4%
Total interest-bearing liabilities	3,610	5,094	(29.1)%	6,338	(43.0)%	8,704	12,137	(28.3)%
Net interest income	$15,363	$16,566	(7.3)%	$17,692	(13.2)%	$31,929	$34,845	(8.4)%
Average balance of:
Loans	$1,554,011	$1,454,727	6.8%	$1,378,910	12.7%	$1,504,369	$1,360,641	10.6%
Investment securities	120,336	118,502	1.5%	167,991	(28.4)%	119,419	167,727	(28.8)%
Other interest-earning assets	245,447	158,793	54.6%	154,661	58.7%	202,120	147,601	36.9%
Total interest-earning assets	$1,919,794	$1,732,022	10.8%	$1,701,562	12.8%	$1,825,908	$1,675,969	8.9%
Interest-bearing deposits	$1,109,307	$1,129,699	(1.8)%	$1,143,678	(3.0)%	$1,119,503	$1,129,741	(0.9)%
Borrowings	130,330	25,117	418.9%	30,166	332.0%	77,723	30,120	158.0%
Total interest-bearing liabilities	$1,239,637	$1,154,816	7.3%	$1,173,844	5.6%	$1,197,226	$1,159,861	3.2%
Total funding (1)	$1,713,812	$1,524,334	12.4%	$1,500,657	14.2%	$1,619,073	$1,477,354	9.6%
Annualized average yield/cost of:
Loans	4.73%	5.64%		6.39%		5.17%	6.36%
Investment securities	1.80%	2.19%		2.54%		1.99%	2.59%
Other interest-earning assets	0.26%	1.55%		2.59%		0.77%	2.63%
Total interest-earning assets	3.97%	5.03%		5.66%		4.48%	5.65%
Interest-bearing deposits	1.24%	1.78%		2.17%		1.51%	2.12%
Borrowings	0.62%	1.63%		1.83%		0.78%	1.82%
Total interest-bearing liabilities	1.17%	1.77%		2.17%		1.46%	2.11%
Net interest margin	3.22%	3.85%		4.17%		3.52%	4.19%
Cost of total funding (1)	0.85%	1.34%		1.69%		1.08%	1.66%
Supplementary information
Net accretion of discount on loans included in interest on loans	$530	$1,028	(48.4)%	$1,194	(55.6)%	$1,558	$2,052	(24.1)%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.
Loans. The increase in average balance for the current quarter compared with the previous quarter was primarily due to the PPP loans production. The decreases in average yield for the current quarter and year were primarily due to the lower market rates, PPP loans, reset of interest rates on SBA loans, and a decrease in net accretion of discount. The Wall Street Journal prime rate decreased to 3.25% during the previous quarter compared to 4.75% at December 31, 2019 and 5.50% at June 30, 2019. On PPP loans, the Company expects to earn an annualized yield of approximately 2.7% assuming the expected term of 24 months and no prepayments. SBA loans, excluding PPP loans, had a weighted-average contractual rate of 4.67% and 6.17%, respectively, at June 30, 2020 and March 31, 2020. The decreases in net accretion of discount for the current quarter and year were primarily due to a decrease in prepayment speed on SBA loans.

The following table presents a composition of total loans by interest rate type accompanied with the weighted-average contractual rates as of the dates indicated:

	6/30/2020		3/31/2020		12/31/2019		6/30/2019
	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate
Fixed rate loans	38.4%	4.18%	30.2%	5.19%	28.2%	5.29%	21.2%	5.40%
Hybrid rate loans	13.3%	4.99%	14.6%	5.01%	15.2%	5.03%	16.6%	5.03%
Variable rate loans	48.3%	4.11%	55.2%	4.41%	56.6%	5.51%	62.2%	6.29%

Investment Securities. The decrease in average yield for the current quarter compared with the previous quarter was primarily due to new investment securities purchased under the lower market rates. The decreases in average yield for the current quarter and year compared with the same periods of 2019 were primarily due to new investment securities purchased, as well as sales of securities available-for-sale of $32.8 million with a weighted-average book yield of 3.02% during the forth quarter of 2019. During the current quarter and year, and past 12-month period, the Company purchased investment securities of $16.9 million, $24.4 million and $30.1 million, respectively.
Other Interest-Earning Assets. The decreases in average yield for the current quarter and year were primarily due to the lower market rates. The average balance for the current quarter increased primarily due to increases in deposits and other borrowings during the current quarter as the Company maintains most of its cash at the Federal Reserve Bank account. See the balance change discussion for the current quarter in “Deposits” under the “Balance Sheet” discussion.
Interest-Bearing Deposits. The decreases in average cost for the current quarter and year were primarily due to the continuing decreases in market rates.
Borrowings. The Company maintained a higher balance of Federal Home Loan Bank (“FHLB”) advances during the current quarter as a part of the Company’s liquidity management. At June 30, 2020, the Company had a total outstanding FHLB advances of $130.0 million with a weighted-average rate of 0.51%.
Provision for Loan Losses
Provision for loan losses was $3.9 million for the current quarter compared with $2.9 million for the previous quarter and $394 thousand for the year-ago quarter. For the six months ended June 30, 2020 and 2019, provision for loan losses was $6.8 million and $309 thousand, respectively. The provision was primarily driven by the increase in risks associated with economic and business conditions as a result of the COVID-19 pandemic, which required an additional provision for loan losses of $4.2 million and $6.8 million, respectively, for the current quarter and year. The Company recorded net charge-offs of $281 thousand for the current quarter compared with $602 thousand for the previous quarter and $203 thousand for the year-ago quarter. For the six months ended June 30, 2020 and 2019, the Company recorded net charge-offs of $883 thousand and $148 thousand, respectively. Allowance for loan losses to total loans held-for-investment ratio was 1.30% at June 30, 2020, 1.15% at March 31, 2020, 0.99% at December 31, 2019 and 0.96% at June 30, 2019. Excluding PPP loans, allowance for loan losses to total loans held-for-investment ratio was 1.43% at June 30, 2020.
Noninterest Income
The following table presents the components of noninterest income for the periods indicated:

	Three Months Ended					Six Months Ended
($ in thousands)	6/30/2020	3/31/2020	% Change	6/30/2019	% Change	6/30/2020	6/30/2019	% Change
Gain on sale of loans	$1,498	$725	106.6%	$1,891	(20.8)%	$2,223	$3,011	(26.2)%
Service charges and fees on deposits	275	390	(29.5)%	368	(25.3)%	665	732	(9.2)%
Loan servicing income	902	554	62.8%	492	83.3%	1,456	1,123	29.7%
Other income	243	357	(31.9)%	303	(19.8)%	600	597	0.5%
Total noninterest income	$2,918	$2,026	44.0%	$3,054	(4.5)%	$4,944	$5,463	(9.5)%

Gain on Sale of Loans. The following table presents information on gain on sale of loans for the periods indicated:

	Three Months Ended					Six Months Ended
($ in thousands)	6/30/2020	3/31/2020	% Change	6/30/2019	% Change	6/30/2020	6/30/2019	% Change
Gain on sale of SBA loans
Sold loan balance	$27,066	$11,715	131.0%	$29,168	(7.2)%	$38,781	$50,351	(23.0)%
Premium received	2,042	1,056	93.4%	2,665	(23.4)%	3,098	4,227	(26.7)%
Gain recognized	1,448	704	105.7%	1,884	(23.1)%	2,152	2,988	(28.0)%
Gain on sale of residential property loans
Sold loan balance	$6,118	$2,079	194.3%	$375	1,531.5%	$8,197	$2,771	195.8%
Gain recognized	50	21	138.1%	7	614.3%	71	23	208.7%

Loan Servicing Income. The Company services SBA loans and certain residential property loans that are sold to the secondary market. The increases were primarily due to a decrease in servicing asset amortization from a lower prepayment speed. The following table presents information on loan servicing income for the periods indicated.

	Three Months Ended					Six Months Ended
($ in thousands)	6/30/2020	3/31/2020	% Change	6/30/2019	% Change	6/30/2020	6/30/2019	% Change
Loan servicing income:
Servicing income received	$1,294	$1,158	11.7%	$1,190	8.7%	$2,452	$2,337	4.9%
Servicing assets amortization	(392)	(604)	(35.1)%	(698)	(43.8)%	(996)	(1,214)	(18.0)%
Loan servicing income	$902	$554	62.8%	$492	83.3%	$1,456	$1,123	29.7%
Underlying loans at end of period	$494,000	$478,748	3.2%	$502,124	(1.6)%	$494,000	$502,124	(1.6)%

Noninterest Expense
The following table presents the components of noninterest expense for the periods indicated:

	Three Months Ended					Six Months Ended
($ in thousands)	6/30/2020	3/31/2020	% Change	6/30/2019	% Change	6/30/2020	6/30/2019	% Change
Salaries and employee benefits	$5,761	$6,551	(12.1)%	$6,600	(12.7)%	$12,312	$13,222	(6.9)%
Occupancy and equipment	1,400	1,380	1.4%	1,407	(0.5)%	2,780	2,720	2.2%
Professional fees	509	797	(36.1)%	686	(25.8)%	1,306	1,444	(9.6)%
Marketing and business promotion	548	179	206.1%	529	3.6%	727	757	(4.0)%
Data processing	366	358	2.2%	338	8.3%	724	656	10.4%
Director fees and expenses	107	221	(51.6)%	185	(42.2)%	328	374	(12.3)%
Regulatory assessments	242	219	10.5%	309	(21.7)%	461	425	8.5%
Other expenses	763	862	(11.5)%	930	(18.0)%	1,625	1,675	(3.0)%
Total noninterest expense	$9,696	$10,567	(8.2)%	$10,984	(11.7)%	$20,263	$21,273	(4.7)%

Salaries and Employee Benefits. The decrease for the current quarter compared with the previous quarter was primarily due to an increase in direct loan origination cost, which defers the recognition of salaries and benefits expense. PPP loan production incurred direct loan origination cost of approximately $1.1 million. The decreases for the current quarter and year compared with the same periods of 2019 were primarily due to the increase in direct loan origination cost and a decrease in bonus accrual, partially offset by increases in wages, other employee benefits and vacation accrual.
Professional Fees. The decreases for the current quarter and year compared with the same periods of 2019 were primarily due to a decrease in expenses related to the BSA/AML compliance enhancements.
Marketing and business promotion. The increase for the current quarter compared with the previous quarter was primarily due to an increase in advertisement.

Director Fees and Expenses. The Company's Board of Directors temporarily reduced directors fees during the current quarter.
Regulatory Assessments. The decrease for the current quarter compared with the year-ago quarter was primarily due to an adjustment made during the year-ago quarter for the assessment rate increase, partially offset by an increase in balance sheet.
Balance Sheet (Unaudited)
Loans
The following table presents a composition of total loans (includes both loans held-for-sale and loans held-for-investment, net of deferred costs (fees)) as of the dates indicated:

($ in thousands)	6/30/2020	3/31/2020	% Change	12/31/2019	% Change	6/30/2019	% Change
Real estate loans:
Commercial property	$813,409	$812,484	0.1%	$803,014	1.3%	$748,526	8.7%
Residential property	223,923	227,492	(1.6)%	235,046	(4.7)%	240,630	(6.9)%
SBA property	122,675	125,322	(2.1)%	129,837	(5.5)%	128,208	(4.3)%
Construction	20,432	19,178	6.5%	19,164	6.6%	22,455	(9.0)%
Commercial and industrial loans:
Commercial term	98,936	101,943	(2.9)%	103,380	(4.3)%	105,651	(6.4)%
Commercial lines of credit	96,339	116,873	(17.6)%	111,768	(13.8)%	101,531	(5.1)%
SBA commercial term	22,650	24,745	(8.5)%	25,332	(10.6)%	24,762	(8.5)%
SBA PPP	133,675	—	—%	—	—%	—	—%
Other consumer loans	21,550	23,001	(6.3)%	23,290	(7.5)%	23,794	(9.4)%
Loans held-for-investment	1,553,589	1,451,038	7.1%	1,450,831	7.1%	1,395,557	11.3%
Loans held-for-sale	4,102	16,191	(74.7)%	1,975	107.7%	440	832.3%
Total loans	$1,557,691	$1,467,229	6.2%	$1,452,806	7.2%	$1,395,997	11.6%

The increase in loans held-for-investment for the current quarter was primarily due to new funding of $170.4 million and advances on lines of credit of $19.4 million, partially offset by pay-downs and pay-offs of $87.6 million. The increase for the current year was primarily due to new funding of $234.3 million and advances on lines of credit of $56.5 million, partially offset by pay-downs and pay-offs of $186.2 million.
The decrease in loans held-for-sale for the current quarter was primarily due to sales of $33.2 million, partially offset by new funding of $21.9 million. The increase for the current year was primarily due to new funding of $48.6 million, partially offset by sales of $47.0 million.
The following table presents a composition of commitments to extend credit as of the dates indicated:

($ in thousands)	6/30/2020	3/31/2020	% Change	12/31/2019	% Change	6/30/2019	% Change
Real estate loans:
Commercial property	$16,962	$14,393	17.8%	$15,836	7.1%	$18,129	(6.4)%
SBA property	220	421	(47.7)%	1,405	(84.3)%	1,585	(86.1)%
Construction	16,451	17,761	(7.4)%	11,557	42.3%	8,166	101.5%
Commercial and industrial loans:
Commercial term	1,000	1,034	(3.3)%	1,243	(19.5)%	3,024	(66.9)%
Commercial lines of credit	159,753	143,228	11.5%	140,690	13.5%	122,957	29.9%
SBA commercial term	—	912	(100.0)%	762	(100.0)%	574	(100.0)%
Other consumer loans	45	38	18.4%	115	(60.9)%	18	150.0%
Total commitments to extend credit	$194,431	$177,787	9.4%	$171,608	13.3%	$154,453	25.9%

Credit Quality
The following table presents a summary of non-performing loans, non-performing assets and classified assets as of the dates indicated:

($ in thousands)	6/30/2020	3/31/2020	% Change	12/31/2019	% Change	6/30/2019	% Change
Nonaccrual loans:
Real estate loans:
SBA property	$1,351	$1,461	(7.5)%	$442	205.7%	$1,372	(1.5)%
Commercial and industrial loans:
Commercial lines of credit	1,968	2,182	(9.8)%	1,888	4.2%	—	—%
SBA commercial term	381	430	(11.4)%	159	139.6%	16	2,281.3%
Other consumer loans	70	10	600.0%	48	45.8%	41	70.7%
Total nonaccrual loans held-for-investment	3,770	4,083	(7.7)%	2,537	48.6%	1,429	163.8%
Loans past due 90 days or more and still accruing	696	—	—%	287	142.5%	—	—%
Non-performing loans (“NPLs”)	4,466	4,083	9.4%	2,824	58.1%	1,429	212.5%
Other real estate owned (“OREO”)	376	376	—%	—	—%	395	(4.8)%
Non-performing assets (“NPAs”)	$4,842	$4,459	8.6%	$2,824	71.5%	$1,824	165.5%
Loans past due and still accruing:
Past due 30 to 59 days	$311	$1,584	(80.4)%	$893	(65.2)%	$804	(61.3)%
Past due 60 to 89 days	113	46	145.7%	925	(87.8)%	5	2,160.0%
Past due 90 days or more	696	—	—%	287	142.5%	—	—%
Total loans past due and still accruing	$1,120	$1,630	(31.3)%	2,105	(46.8)%	$809	38.4%
Troubled debt restructurings (“TDRs”):
Accruing TDRs	$669	$679	(1.5)%	$700	(4.4)%	$391	71.1%
Nonaccrual TDRs	40	145	(72.4)%	121	(66.9)%	131	(69.5)%
Total TDRs	$709	$824	(14.0)%	$821	(13.6)%	$522	35.8%
Classified assets
Classified loans	$5,809	$6,519	(10.9)%	$8,862	(34.5)%	$7,484	(22.4)%
OREO	376	376	—%	—	—%	395	(4.8)%
Classified assets	$6,185	$6,895	(10.3)%	$8,862	(30.2)%	$7,879	(21.5)%
NPLs to loans held-for-investment	0.29%	0.28%		0.19%		0.10%
NPAs to total assets	0.24%	0.25%		0.16%		0.11%
Classified assets to total assets	0.31%	0.38%		0.51%		0.46%

The Company had a residential property loan past due 90 days or more and still accruing at June 30, 2020, which management believes that the loan is well secured and the Bank is in the process of collection.

Accommodations Related to Loan Modifications from the Effects of the COVID-19 Pandemic
The Company provided modifications, including interest only payments or payment deferrals, to customers that were adversely affected by the COVID-19 pandemic. In accordance with the CARES Act, these loans will not be considered restructured for the purpose of risk-based capital rules, nor would they be reported as past due or nonaccrual during the period of the modification term.
The following table presents a summary of loans with such modifications as of June 30, 2020:

	Modification Type			Weighted-Average Contractual Rate	Accrued Interest Receivable
($ in thousands)	Payment Deferment	Interest Only	Total
Real estate loans:
Commercial property	$369,716	$9,850	$379,566	4.60%	$5,123
Residential property	44,804	—	44,804	5.02%	664
Commercial and industrial loans:
Commercial term	53,277	4,882	58,159	4.77%	786
Other consumer loans	1,507	—	1,507	7.28%	24
Total	$469,304	$14,732	$484,036	4.66%	$6,597

Investment Securities
During the current quarter, the Company transferred securities held-to-maturity to securities available-for-sale as a part of the Company’s liquidity management plan in response to the COVID-19 pandemic. Management determined that the COVID-19 pandemic was an extremely remote disaster, which could not have been anticipated when deciding whether it has the positive intent and ability to hold these debt securities to maturity. The Company transferred all of securities held-to-maturity of $18.8 million to securities available-for-sale, which resulted in a pre-tax increase to accumulated other comprehensive income of $787 thousand.
Total investment securities were $128.0 million at June 30, 2020, an increase of $9.8 million, or 8.3%, from $118.3 million at March 31, 2020 and an increase of $10.3 million, or 8.8%, from $117.7 million at December 31, 2019 but a decrease of $37.2 million, or 22.5%, from $165.2 million at June 30, 2019.
The increase for the current quarter was primarily due to purchases of $16.9 million and an increase in fair value of securities available-for-sale of $1.5 million, partially offset by principal pay-downs and calls of $8.4 million and net premium amortization of $224 thousand. The increase for the current year was primarily due to purchases of $24.4 million and an increase in fair value of securities available-for-sale of $2.8 million, partially offset by principal pay-downs and calls of $16.5 million and net premium amortization of $413 thousand.

Deposits
The following table presents the Company’s deposit mix as of the dates indicated:

	6/30/2020		3/31/2020		12/31/2019		6/30/2019
($ in thousands)	Amount	% to Total	Amount	% to Total	Amount	% to Total	Amount	% to Total
Noninterest-bearing demand deposits	$551,415	33.5%	$394,084	26.7%	$360,039	24.3%	$339,603	23.5%
Interest-bearing deposits:
Savings	8,258	0.5%	6,569	0.4%	6,492	0.4%	6,844	0.5%
NOW	21,173	1.3%	18,608	1.3%	17,673	1.2%	12,638	0.9%
Retail money market accounts	339,444	20.6%	338,850	22.9%	307,980	20.8%	311,865	21.6%
Brokered money market accounts	10	0.1%	10,006	0.7%	30,034	2.0%	10	0.1%
Retail time deposits of:
$250,000 or less	347,382	21.0%	362,408	24.5%	405,004	27.5%	453,286	31.2%
More than $250,000	170,180	10.3%	176,970	12.0%	199,726	13.5%	204,780	14.2%
Time deposits from internet rate service providers	37,068	2.3%	5,447	0.4%	—	—%	—	—%
State and brokered time deposits	172,000	10.4%	164,500	11.1%	152,359	10.3%	117,500	8.0%
Total interest-bearing deposits	1,095,515	66.5%	1,083,358	73.3%	1,119,268	75.7%	1,106,923	76.5%
Total deposits	$1,646,930	100.0%	$1,477,442	100.0%	$1,479,307	100.0%	$1,446,526	100.0%

The increase in noninterest-bearing demand deposits for the current quarter was primarily due to the deposit increases from customers with PPP loans as well as the overall liquid deposit market. Deposits held with customers with PPP loans increased $120.0 million to $270.1 million at June 30, 2020 compared with $150.5 million at March 31, 2020.
The decrease in retail time deposits for the current quarter was primarily due to matured and closed accounts of $117.8 million, partially offset by new accounts of $16.0 million and renewals of the matured accounts of $76.7 million. The decrease in retail time deposits for the current year was primarily due to matured and closed accounts of $353.1 million, partially offset by new accounts of $49.6 million and renewals of the matured accounts of $208.5 million.
Liquidity
The following table presents a summary of the Company’s liquidity position as of June 30, 2020:

($ in thousands)	6/30/2020
Cash and cash equivalents	$307,603
Cash and cash equivalents to total assets	15.2%

Available borrowing capacity:
FHLB advances	$319,970
Federal Reserve Discount Window	40,346
Overnight federal funds lines	65,000
Total	$425,316
Total available borrowing capacity to total assets	21.0%

Shareholders’ Equity
Shareholders’ equity was $227.2 million at June 30, 2020, an increase of $3.1 million, or 1.4%, from $224.1 million at March 31, 2020, an increase of $399 thousand, or 0.2%, from $226.8 million at December 31, 2019, and an increase of $3.8 million, or 1.7%, from $223.4 million at June 30, 2019. The increase for the current quarter was primarily due to net income for the current quarter and an increase in accumulated other comprehensive income, partially offset by cash dividend declared on common stock of $1.5 million. The increase for the current year was primarily due to net income for the current year and an increase in accumulated other comprehensive income, partially offset by repurchases of common stock of $6.5 million and cash dividend declared on common stock of $3.1 million.
On November 22, 2019, the Company’s Board of Directors approved a new $6.5 million stock repurchase program to commence upon the opening of the Company’s trading window for the first quarter of 2020 and continue through November 20, 2021. The Company completed this program in March 2020 and had repurchased and retired 428,474 shares.

Capital Ratios
Based on changes to the Federal Reserve’s definition of a “Small Bank Holding Company” that increased the threshold to $3 billion in assets in August 2018, the Company is not currently subject to separate minimum capital measurements. At such time as the Company reaches the $3 billion asset level, it will again be subject to capital measurements independent of the Bank. For comparison purposes, the Company’s ratios are included in following discussion. The following table presents capital ratios for the Company and the Bank as of dates indicated:

	6/30/2020	3/31/2020	12/31/2019	6/30/2019
PCB Bancorp
Common tier 1 capital (to risk-weighted assets)	15.83%	15.53%	15.87%	16.20%
Total capital (to risk-weighted assets)	17.09%	16.71%	16.90%	17.18%
Tier 1 capital (to risk-weighted assets)	15.83%	15.53%	15.87%	16.20%
Tier 1 capital (to average assets)	11.49%	12.57%	13.23%	12.74%
Pacific City Bank
Common tier 1 capital (to risk-weighted assets)	15.58%	15.28%	15.68%	16.07%
Total capital (to risk-weighted assets)	16.83%	16.47%	16.71%	17.05%
Tier 1 capital (to risk-weighted assets)	15.58%	15.28%	15.68%	16.07%
Tier 1 capital (to average assets)	11.30%	12.37%	13.06%	12.64%

About PCB Bancorp
PCB Bancorp, formerly known as Pacific City Financial Corporation, is the bank holding company for Pacific City Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as ‘‘may,’’ “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control, including but not limited to the economic uncertainty caused by the COVID-19 pandemic, and government and societal responses thereto. These and other important factors are detailed in various securities law filings made periodically by the Company, copies of which are available from the Company without charge. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

PCB Bancorp and Subsidiary
Consolidated Balance Sheets (Unaudited)
($ in thousands, except share and per share data)

	6/30/2020	3/31/2020	% Change	12/31/2019	% Change	6/30/2019	% Change
Assets
Cash and due from banks	$18,255	$14,880	22.7%	$17,808	2.5%	$19,080	(4.3)%
Interest-bearing deposits in financial institutions	289,348	174,039	66.3%	128,420	125.3%	114,205	153.4%
Total cash and cash equivalents	307,603	188,919	62.8%	146,228	110.4%	133,285	130.8%
Securities available-for-sale, at fair value	128,049	98,568	29.9%	97,566	31.2%	142,539	(10.2)%
Securities held-to-maturity	—	19,711	(100.0)%	20,154	(100.0)%	22,685	(100.0)%
Total investment securities	128,049	118,279	8.3%	117,720	8.8%	165,224	(22.5)%
Loans held-for-sale	4,102	16,191	(74.7)%	1,975	107.7%	440	832.3%
Loans held-for-investment, net of deferred loan costs (fees)	1,553,589	1,451,038	7.1%	1,450,831	7.1%	1,395,557	11.3%
Allowance for loan losses	(20,248)	(16,674)	21.4%	(14,380)	40.8%	(13,328)	51.9%
Net loans held-for-investment	1,533,341	1,434,364	6.9%	1,436,451	6.7%	1,382,229	10.9%
Premises and equipment, net	4,542	4,797	(5.3)%	3,760	20.8%	4,334	4.8%
Federal Home Loan Bank and other bank stock	8,447	8,345	1.2%	8,345	1.2%	8,345	1.2%
Other real estate owned, net	376	376	—%	—	—%	395	(4.8)%
Deferred tax assets, net	6,347	5,140	23.5%	5,288	20.0%	3,241	95.8%
Servicing assets	6,399	6,358	0.6%	6,798	(5.9)%	7,230	(11.5)%
Operating lease assets	7,843	8,393	(6.6)%	8,991	(12.8)%	10,105	(22.4)%
Accrued interest receivable	9,498	4,706	101.8%	5,136	84.9%	5,314	78.7%
Other assets	4,230	4,069	4.0%	5,636	(24.9)%	6,344	(33.3)%
Total assets	$2,020,777	$1,799,937	12.3%	$1,746,328	15.7%	$1,726,486	17.0%
Liabilities
Deposits:
Noninterest-bearing demand	$551,415	$394,084	39.9%	$360,039	53.2%	$339,603	62.4%
Savings, NOW and money market accounts	368,885	374,033	(1.4)%	362,179	1.9%	331,357	11.3%
Time deposits of $250,000 or less	466,450	442,355	5.4%	467,363	(0.2)%	480,786	(3.0)%
Time deposits of more than $250,000	260,180	266,970	(2.5)%	289,726	(10.2)%	294,780	(11.7)%
Total deposits	1,646,930	1,477,442	11.5%	1,479,307	11.3%	1,446,526	13.9%
Federal Home Loan Bank advances	130,000	80,000	62.5%	20,000	550.0%	35,000	271.4%
Operating lease liabilities	8,758	9,349	(6.3)%	9,990	(12.3)%	11,131	(21.3)%
Accrued interest payable and other liabilities	7,856	9,021	(12.9)%	10,197	(23.0)%	10,429	(24.7)%
Total liabilities	1,793,544	1,575,812	13.8%	1,519,494	18.0%	1,503,086	19.3%
Commitments and contingent liabilities
Shareholders’ equity
Common stock, no par value	163,759	163,532	0.1%	169,221	(3.2)%	174,135	(6.0)%
Retained earnings	61,532	59,702	3.1%	57,670	6.7%	48,927	25.8%
Accumulated other comprehensive income (loss), net	1,942	891	118.0%	(57)	NM	338	474.6%
Total shareholders’ equity	227,233	224,125	1.4%	226,834	0.2%	223,400	1.7%
Total liabilities and shareholders’ equity	$2,020,777	$1,799,937	12.3%	$1,746,328	15.7%	$1,726,486	17.0%

Outstanding common shares	15,377,935	15,370,086		15,707,016		15,980,655
Book value per common share (1)	$14.78	$14.58		$14.44		$13.98
Total loan to total deposit ratio	94.58%	99.31%		98.21%		96.51%
Noninterest-bearing deposits to total deposits	33.48%	26.67%		24.34%		23.48%

(1)The ratios are calculated by dividing total shareholders’ equity by the number of outstanding common shares. The Company did not have any intangible equity components for the presented periods.

PCB Bancorp and Subsidiary
Consolidated Statements of Income (Unaudited)
($ in thousands, except share and per share data)

	Three Months Ended					Six Months Ended
	6/30/2020	3/31/2020	% Change	6/30/2019	% Change	6/30/2020	6/30/2019	% Change
Interest income:
Interest and fees on loans	$18,273	$20,406	(10.5%)	$21,969	(16.8%)	$38,679	$42,903	(9.8%)
Interest on investment securities	539	644	(16.3%)	1,062	(49.2%)	1,183	2,155	(45.1%)
Interest and dividend on other interest-earning assets	161	610	(73.6%)	999	(83.9%)	771	1,924	(59.9%)
Total interest income	18,973	21,660	(12.4%)	24,030	(21.0%)	40,633	46,982	(13.5%)
Interest expense:
Interest on deposits	3,409	4,992	(31.7%)	6,200	(45.0%)	8,401	11,865	(29.2%)
Interest on other borrowings	201	102	97.1%	138	45.7%	303	272	11.4%
Total interest expense	3,610	5,094	(29.1%)	6,338	(43.0%)	8,704	12,137	(28.3%)
Net interest income	15,363	16,566	(7.3%)	17,692	(13.2%)	31,929	34,845	(8.4%)
Provision for loan losses	3,855	2,896	33.1%	394	878.4%	6,751	309	2084.8%
Net interest income after provision for loan losses	11,508	13,670	(15.8%)	17,298	(33.5%)	25,178	34,536	(27.1%)
Noninterest income:
Gain on sale of loans	1,498	725	106.6%	1,891	(20.8%)	2,223	3,011	(26.2%)
Service charges and fees on deposits	275	390	(29.5%)	368	(25.3%)	665	732	(9.2%)
Loan servicing income	902	554	62.8%	492	83.3%	1,456	1,123	29.7%
Other income	243	357	(31.9%)	303	(19.8%)	600	597	0.5%
Total noninterest income	2,918	2,026	44.0%	3,054	(4.5%)	4,944	5,463	(9.5%)
Noninterest expense:
Salaries and employee benefits	5,761	6,551	(12.1%)	6,600	(12.7%)	12,312	13,222	(6.9%)
Occupancy and equipment	1,400	1,380	1.4%	1,407	(0.5%)	2,780	2,720	2.2%
Professional fees	509	797	(36.1%)	686	(25.8%)	1,306	1,444	(9.6%)
Marketing and business promotion	548	179	206.1%	529	3.6%	727	757	(4.0%)
Data processing	366	358	2.2%	338	8.3%	724	656	10.4%
Director fees and expenses	107	221	(51.6%)	185	(42.2%)	328	374	(12.3%)
Regulatory assessments	242	219	10.5%	309	(21.7%)	461	425	8.5%
Other expenses	763	862	(11.5%)	930	(18.0%)	1,625	1,675	(3.0%)
Total noninterest expense	9,696	10,567	(8.2%)	10,984	(11.7%)	20,263	21,273	(4.7%)
Income before income taxes	4,730	5,129	(7.8%)	9,368	(49.5%)	9,859	18,726	(47.4%)
Income tax expense	1,363	1,557	(12.5%)	2,767	(50.7%)	2,920	5,561	(47.5%)
Net income	$3,367	$3,572	(5.7%)	$6,601	(49.0%)	$6,939	$13,165	(47.3%)
Earnings per common share
Basic	$0.22	$0.23		$0.41		$0.45	$0.82
Diluted	$0.22	$0.23		$0.40		$0.45	$0.81
Average shares
Basic	15,337,405	15,505,699		16,017,089		15,421,552	16,008,325
Diluted	15,373,655	15,700,144		16,330,039		15,522,626	16,303,274

Dividend paid per common share	$0.10	$0.10		$0.06		$0.20	$0.11
Return on average assets (1)	0.69%	0.81%		1.52%		0.75%	1.55%
Return on average shareholders’ equity (1), (2)	5.98%	6.35%		12.01%		6.17%	12.22%
Efficiency ratio (3)	53.04%	56.84%		52.95%		54.95%	52.78%

(1)Ratios are presented on an annualized basis.
(2)The Company did not have any intangible equity components for the presented periods.
(3)The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Three Months Ended
	6/30/2020			3/31/2020			6/30/2019
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate	Average Balance	Interest Income/ Expense	Avg. Yield/Rate	Average Balance	Interest Income/ Expense	Avg. Yield/Rate
Assets
Interest-earning assets:
Total loans (1)	$1,554,011	$18,273	4.73%	$1,454,727	$20,406	5.64%	$1,378,910	$21,969	6.39%
Mortgage-backed securities	63,692	317	2.00%	57,503	329	2.30%	87,787	559	2.55%
Collateralized mortgage obligation	37,745	122	1.30%	41,408	198	1.92%	53,027	325	2.46%
SBA loan pool securities	13,189	62	1.89%	13,872	79	2.29%	21,297	140	2.64%
Municipal bonds (2)	5,710	38	2.68%	5,719	38	2.67%	5,880	38	2.59%
Other interest-earning assets	245,447	161	0.26%	158,793	610	1.55%	154,661	999	2.59%
Total interest-earning assets	1,919,794	18,973	3.97%	1,732,022	21,660	5.03%	1,701,562	24,030	5.66%
Noninterest-earning assets:
Cash and cash equivalents	16,031			18,850			18,342
Allowance for loan losses	(17,320)			(14,399)			(13,163)
Other assets	37,959			34,312			35,843
Total noninterest-earning assets	36,670			38,763			41,022
Total assets	$1,956,464			$1,770,785			$1,742,584
Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Deposits:
NOW and money market accounts	$371,992	548	0.59%	$364,604	1,119	1.23%	$323,285	1,339	1.66%
Savings	6,966	3	0.17%	6,614	3	0.18%	9,146	14	0.61%
Time deposits	730,349	2,858	1.57%	758,481	3,870	2.05%	811,247	4,847	2.40%
Total interest-bearing deposits	1,109,307	3,409	1.24%	1,129,699	4,992	1.78%	1,143,678	6,200	2.17%
Federal Home Loan Bank advances	130,330	201	0.62%	25,117	102	1.63%	30,166	138	1.83%
Total interest-bearing liabilities	1,239,637	3,610	1.17%	1,154,816	5,094	1.77%	1,173,844	6,338	2.17%
Noninterest-bearing liabilities
Noninterest-bearing demand	474,175			369,518			326,813
Other liabilities	16,198			20,365			21,441
Total noninterest-bearing liabilities	490,373			389,883			348,254
Total liabilities	1,730,010			1,544,699			1,522,098
Total shareholders’ equity	226,454			226,086			220,486
Total liabilities and shareholders’ equity	$1,956,464			$1,770,785			$1,742,584
Net interest income		$15,363			$16,566			$17,692
Net interest spread (3)			2.80%			3.26%			3.49%
Net interest margin (4)			3.22%			3.85%			4.17%
Total deposits	$1,583,482	$3,409	0.87%	$1,499,217	$4,992	1.34%	$1,470,491	$6,200	1.69%
Total funding (5)	$1,713,812	$3,610	0.85%	$1,524,334	$5,094	1.34%	$1,500,657	$6,338	1.69%

(1)Total loans include both loans held-for-sale and loans held-for-investment, net of deferred loan costs (fees).
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate, Continued (Unaudited)
($ in thousands)

	Six Months Ended
	6/30/2020			6/30/2019
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate	Average Balance	Interest Income/ Expense	Avg. Yield/Rate
Assets
Interest-earning assets:
Total loans (1)	$1,504,369	$38,679	5.17%	$1,360,641	$42,903	6.36%
Mortgage-backed securities	60,597	646	2.14%	86,164	1,108	2.59%
Collateralized mortgage obligation	39,577	320	1.63%	53,962	683	2.55%
SBA loan pool securities	13,531	141	2.10%	21,717	287	2.66%
Municipal bonds (2)	5,714	76	2.67%	5,884	77	2.64%
Other interest-earning assets	202,120	771	0.77%	147,601	1,924	2.63%
Total interest-earning assets	1,825,908	40,633	4.48%	1,675,969	46,982	5.65%
Noninterest-earning assets:
Cash and cash equivalents	17,441			18,509
Allowance for loan losses	(15,860)			(13,141)
Other assets	36,136			35,215
Total noninterest-earning assets	37,717			40,583
Total assets	$1,863,625			$1,716,552
Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Deposits:
NOW and money market accounts	$368,298	1,667	0.91%	$308,348	2,471	1.62%
Savings	6,790	6	0.18%	8,810	22	0.50%
Time deposits	744,415	6,728	1.82%	812,583	9,372	2.33%
Total interest-bearing deposits	1,119,503	8,401	1.51%	1,129,741	11,865	2.12%
Federal Home Loan Bank advances	77,723	303	0.78%	30,120	272	1.82%
Total interest-bearing liabilities	1,197,226	8,704	1.46%	1,159,861	12,137	2.11%
Noninterest-bearing liabilities
Noninterest-bearing demand	421,847			317,493
Other liabilities	18,281			21,880
Total noninterest-bearing liabilities	440,128			339,373
Total liabilities	1,637,354			1,499,234
Total shareholders’ equity	226,271			217,318
Total liabilities and shareholders’ equity	$1,863,625			$1,716,552
Net interest income		$31,929			$34,845
Net interest spread (3)			3.02%			3.54%
Net interest margin (4)			3.52%			4.19%
Total deposits	$1,541,350	$8,401	1.10%	$1,447,234	$11,865	1.65%
Total funding (5)	$1,619,073	$8,704	1.08%	$1,477,354	$12,137	1.66%

(1)Total loans include both loans held-for-sale and loans held-for-investment, net of deferred loan costs (fees).
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.